Exhibit 10.1
Penford Corporation
Third Amendment to Second Amended and Restated Credit Agreement
     This Third Amendment to Second Amended and Restated Credit Agreement (herein, the “Amendment”) is dated July 9, 2009, by and among Penford Corporation, a Washington corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to the Credit Agreement, as Guarantors, the several financial institutions signing this Amendment as Lenders, and Bank of Montreal, a Canadian chartered bank, acting through its Chicago branch, as Administrative Agent.
Preliminary Statements
     A. The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 5, 2006, as previously amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
     B. The Borrower and the Lenders have agreed to make certain amendments to the Credit Agreement, in each case under the terms and conditions set forth in this Amendment.
     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments to the Credit Agreement.
     Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement shall be and hereby is amended as follows:
     1.1. Sections 1.8(a) and (b) of the Credit Agreement shall be amended to read as follows:
     Section 1.8. Maturity of Loans. (a) Scheduled Payments of Term Loans. The Borrower shall repay the entire outstanding principal amount of the Term Loans, together with accrued and unpaid interest thereon, on December 15, 2009.
     (b) Scheduled Payments of Capital Expansion Loans. The Borrower shall make principal payments on the Capital Expansion Loans on a pro rata basis in installments on each date set forth in Column A below, commencing September 30, 2009, with the amount of each such principal installment to equal the U.S. Dollar Equivalent set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column B
Scheduled Principal
Column A	Payment on Capital
Payment Date	Expansion Loans
09/30/09	$1,000,000
12/15/09	$9,625,000
12/31/09	$1,000,000
03/31/10	$2,000,000
06/30/10	$2,000,000
09/30/10	$2,000,000
it being agreed that the final payment of both principal and interest not sooner paid on the Capital Expansion Loans shall be due and payable on November 30, 2010, the final maturity thereof. Each such principal payment shall be allocated to the Lenders holding the Capital Expansion Loans pro rata based upon their Capital Expansion Loan Percentages.
     1.2. Sections 1.9(b)(i), (ii), (iii) and (iv) of the Credit Agreement shall be amended to read as follows:
     (b) Mandatory. (i) (aa) If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition resulting in Net Cash Proceeds in excess of $500,000 (or the U.S. Dollar Equivalent thereof, if applicable) individually or on a cumulative basis in any fiscal year of the Borrower or if the Borrower shall suffer an Event of Loss, the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof).
     (bb) Promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of any Disposition, the Borrower shall prepay first, the Term Loans and the principal installment of the Capital Expansion Loans due on December 15, 2009, in each case until the Term Loans and such principal installment of the Capital Expansion Loans are paid in full, second to the remaining principal installments on the Capital Expansion Loans in the inverse order of maturity until paid in full, and then the Revolving Loans, Swing Loans and L/C Obligations (or all outstanding Loans and L/C Obligations if an Event of Default exists) in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds, subject to working capital adjustments acceptable to the Administrative Agent. The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations based on the principal amounts (in U.S. Dollar Equivalent) thereof.
     (cc) Promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of any Event of Loss, other than any Net Cash Proceeds required to be used to prepay the indebtedness permitted by Section 8.7(g) hereof, the Borrower shall prepay first, the Term Loans, the principal installment of the Capital Expansion Loans due on December 15, 2009, and all other principal installments due on the Capital Expansion Loans in the inverse order of maturity, in each case until the Term Loans and the Capital Expansion Loans are paid in full, and then the Revolving Loans, Swing Loans and L/C Obligations (or all outstanding Loans and L/C Obligations if an Event of Default exists) in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds. The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations based on the principal amounts (in the U.S. Dollar Equivalent) thereof.
     (ii) If after the Closing Date the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the Borrower’s 2006 Long-Term Incentive Plan or the exercise of employee stock options, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay first, the Term Loans and the principal installment of the Capital Expansion Loans due on December 15, 2009, until the Term Loans and such principal installment of the Capital Expansion Loans are paid in full, second to the remaining principal installments on the Capital Expansion Loans in the inverse order of maturity until paid in full, and then the Revolving Loans, Swing Loans and L/C Obligations (or all outstanding Loans and L/C Obligations if an Event of Default exists), in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations based on the principal amounts (in U.S. Dollar Equivalent) thereof. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.
     (iii) If after the Closing Date the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Sections 8.7(a) through (f), (h) and (i) hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay first, the Term Loans and the principal installment of the Capital Expansion Loans due on December 15, 2009, until the Term Loans and such principal installment of the Capital Expansion Loans are paid in full, second to the remaining principal installments on the Capital Expansion Loans until paid in full, and then the Revolving Loans, Swing Loans and L/C Obligations (or all outstanding Loans and L/C Obligations if an Event of Default exists), in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds, provided that any prepayment made with Net

Cash Proceeds of any Indebtedness for Borrowed Money permitted by Section 8.7(g) shall be applied to the remaining amortization payments on the Capital Expansion Loans in the reverse order of maturity. The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations based on the principal amounts (in U.S. Dollar Equivalent) thereof. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.
     (iv) Within 90 days after the close of each fiscal year of the Borrower, beginning with the fiscal year ending August 31, 2009, the Borrower shall prepay first, the Capital Expansion Loans until the Capital Expansion Loans are paid in full and then the Revolving Loans, Swing Loans and L/C Obligations (or all outstanding Loans and L/C Obligations if an Event of Default exists), by an amount equal to 75% of Excess Cash Flow of the Borrower and its Subsidiaries for fiscal year. The amount of each such prepayment shall be applied on a ratable basis among the relevant outstanding Obligations based on the principal amounts (in U.S. Dollar Equivalent) thereof. Each prepayment of the Capital Expansion Loans made pursuant to this subsection (iv) shall be applied to the principal installments of the Capital Expansion Loans in the inverse order of maturity.
     1.3. Section 1.9(e) of the Credit Agreement shall be amended to read as follows:
     (e) Intentionally omitted.
     1.4. The definitions of the following terms appearing in Section 5.1 of the Credit Agreement shall be amended to read as follows:
     “EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, plus (minus) any non-cash losses (gains) but only to the extent such losses (gains) have not become a cash loss (or gain), plus non-cash stock compensation charges incurred in such period, minus (d) the aggregate amount of all insurance proceeds, including business interruption insurance proceeds, received by the Borrower and its Subsidiaries during such fiscal quarter as a result of the flooding of the Borrower’s facilities in Cedar Rapids, that commenced during the month of June 2008 (the “June 2008 Flood”) to the extent included in Net Income, plus (e) the aggregate amount of all severance charges incurred by the Borrower in such fiscal quarters, provided the aggregate amount of such charges that are added to EBITDA pursuant to this clause (e) shall not exceed $2,500,000 during the term of this Agreement, plus (f) the amount of all non-cash charges incurred as a result of the accounting treatment of interest rate hedging arrangements, minus (g) the amount of all non-cash gains resulting from the accounting treatment of interest rate hedging arrangements.

     “Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal (excluding the scheduled principal installments on the Capital Expansion Loans and the Term Loans due on December 15, 2009) paid in cash during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries plus (b) Interest Expense paid in cash for such period plus (c) all Restricted Payments made by the Borrower during such period in cash, plus (d) federal, state, and local income taxes paid or payable by the Borrower and its Subsidiaries in cash during such period, minus (d) all federal, state, and local income tax refunds received by the Borrower and its Subsidiaries in cash during such period.
     “L/C Sublimit” means $1,500,000 as reduced pursuant to the terms hereof; provided, however that the L/C Sublimit may not be used for Letters of Credit issued for the benefit of Subsidiaries organized under the laws of the Commonwealth of Australia.
     “Revolving Credit Termination Date” means November 30, 2010, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.
     “Swing Line Sublimit” means $1,000,000, as reduced pursuant to the terms hereof.
     1.5. The table appearing in the definition of the term “Applicable Margin” appearing in Section 5.1 of the Credit Agreement shall be replaced with the following table:

		Applicable Margin for	Applicable Margin for	Applicable Margin
	Total Funded Debt	Base Rate Loans and	Eurocurrency Loans	for Revolving Credit
	Ratio for Such	Reimbursement	and Letter of credit Fee	Commitment Fee
Level	Pricing Date	Obligations shall be:	Shall Be:	Shall Be:
III	Greater than 4.00 to 1.0	4.00%	5.00%	0.75%
II	Less than or equal to 4.00 to 1.0, but greater than 3.00 to 1.0	3.50%	4.50%	0.75%
I	Less than or equal to 3.0	3.00%	4.00%	0.50%
Until the date on which the Administrative Agent is in receipt of the Borrower’s financial statements for the fiscal quarter ending August 31, 2009, the Applicable Margin shall be the rates per annum shown opposite Level III in the table above.
     1.6. Section 7.1 of the Credit Agreement shall be amended by replacing the period appearing at the end of subsection (f) thereof with “; and” and by adding the following provision thereto as subsection (g) thereof:

     (g) in the case of a Borrowing of Revolving Loans that would cause the aggregate principal amount of all outstanding Revolving Loans and L/C Obligations to exceed $52,500,000, the Required Lenders shall have given their prior written consent to such Borrowing.
     1.7. Section 8.5 of the Credit Agreement shall be amended by replacing the period appearing at the end of subsection (l) thereof with a semi-colon and by adding the following provisions thereto as subsections (m), (n), (o) and (p) thereof:
     (m) as soon as available, and in any event within twenty (20) days after the close of each of month that is not the last month of a fiscal quarter of the Borrower, a copy of the management-prepared consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such month and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the month and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;
     (n) as soon as available, and in any event within thirty (30) days after the close of each fiscal quarter of the Borrower other than the final fiscal quarter of the Borrower’s fiscal year, a copy of the management-prepared consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;
     (o) as soon as available, and in any event within forty-five (45) days after the close of the Borrower’s fiscal year, a copy of the management-prepared consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal year and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent; and
     (p) no later than the third Business Day of each week (beginning July 15, 2009), the Borrower shall provide to the Administrative Agent and the Lenders a

13-week cash flow forecast showing projected cash receipts and cash disbursements of the Borrower over the following 13-week period, together with a reconciliation of actual cash receipts and cash disbursements of the Borrower from the prior week against the cash flow forecast previously furnished to the Administrative Agent and the Lenders (and showing any deviations on a cumulative basis), prepared by the Borrower and in form and substance, and with such detail, as the Administrative Agent may request.
     1.8. Section 8.7 of the Credit Agreement shall be amended to read as follows:
Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:
     (a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent or the Lenders (and their Affiliates);
     (b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $2,000,000 (or the Australian Dollar Equivalent or NZ Dollar Equivalent) in the aggregate at any one time outstanding;
     (c) obligations of the Borrower arising out of interest rate and foreign currency, hedging agreements entered into with financial institutions in the ordinary course of business and not for speculative purposes;
     (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
     (e) indebtedness from time to time owing by Penford Holdings and its Subsidiaries to the Borrower in an aggregate principal amount not to exceed US$9,600,000 and indebtedness from time to time owing by Penford Holdings and its Subsidiaries to the Borrower in an aggregate principal amount not to exceed AUS$32,000,000;
     (f) indebtedness from time to time owing by any Subsidiary other than Penford Holdings and its Subsidiaries to the Borrower (the “Intercompany Indebtedness”);

     (g) unsecured indebtedness of the Borrower’s Subsidiaries to the Iowa Department of Economic Development in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding;
     (h) unsecured indebtedness of the Borrower not otherwise permitted by this Section in an amount not to exceed $500,000 in the aggregate at any one time outstanding; and
     (i) unsecured indebtedness of the Borrower’s Foreign Subsidiaries in an aggregate principal amount not to exceed $3,000,000 (or the Australian Dollar Equivalent thereof or New Zealand Dollar Equivalent thereof) at any time.
     1.9. Section 8.9(g)(ii) of the Credit Agreement shall be amended by replacing the figure “$25,000,000” appearing therein with the figure “$100,000”.
     1.10. Section 8.9(h) of the Credit Agreement shall be amended to read as follows:
     (h) intentionally omitted;
     1.11. Section 8.9(j) of the Credit Agreement shall be amended by replacing the figure “$20,000,000” appearing therein with the figure “$15,000,000”.
     1.12. Section 8.12 of the Credit Agreement shall be amended to read as follows:
     Section 8.12. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively, the “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions by any Wholly-owned Subsidiary of the Borrower to its parent corporation.
     1.13. Effective as of May 31, 2009, Section 8.22 of the Credit Agreement has been amended to read as follows:
     Section 8.22. Financial Covenants. (a) Intentionally omitted.
     (b) Fixed Charge Coverage Ratio. As of the last day of each period specified below, the Borrower shall maintain a ratio of (a) EBITDA for each period specified below to (b) Fixed Charges for the same period of not less than the ratio set forth below opposite such period:

Fixed Charge Coverage
Ratio shall not be Less
Period	than
Three months ending November 30, 2009	1.25 to 1.0

Six months ending February 28, 2010	1.25 to 1.0

Nine months ending May 31, 2010	1.35 to 1.0

Twelve moths ending August 31, 2010	1.50 to 1.0
     (c) Tangible Net Worth. The Borrower shall maintain at all times Tangible Net Worth in an amount not less than $97,000,000 minus an amount acceptable to the Administrative Agent to reflect any reduction in the Borrower’s Tangible Net Worth attributable to the sale or other disposition of the capital stock or assets of Penford Holdings or any of its Subsidiaries.
     (d) Capital Expenditures. The Borrower shall not, nor shall it permit any of its Domestic Subsidiaries to, incur Capital Expenditures (but excluding Capital Expenditures incurred on or prior to August 31, 2009, in connection with the repair, restoration or replacement of Property damaged or destroyed as a result of the flooding of the Borrower’s facilities in Cedar Rapids, Iowa during the month of June, 2008, that the Borrower reasonably believes are covered by insurance, for which at the time such expenditure is incurred the Borrower has made or reasonably expects to make a written claim under the applicable insurance policy and which claim has not been denied by the insurer) in excess of the aggregate amount of $6,500,000 in any fiscal year of the Borrower. The Borrower shall not permit Penford Holdings and its Subsidiaries to incur Capital Expenditures in excess of the aggregate amount of $1,500,000 (or the Australian Dollar Equivalent or NZ Dollar Equivalent) in any fiscal year of the Borrower,
     (e) Minimum EBITDA. The Borrower shall have EBITDA for each period described below in an amount not less than the amount set forth below opposite such period:

	EBITDA shall not be Less
Period	than
Three months ended May 31, 2009	-$	5,000,000

Three months ending August 31, 2009		$1,000,000

Six months ending November 30, 2009		$6,000,000

Nine months ending February 28, 2010		$10,000,000

Twelve moths ending May 31, 2010		$16,000,000

Twelve moths ending August 31, 2010		$23,000,000
     1.14. Schedule I attached to the form of Compliance Certificate attached to the Credit Agreement as Exhibit E shall be replaced by Schedule I attached to this Amendment.
     1.15. No later than September 15, 2009 (or such later date as may be acceptable to the Administrative Agent) the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a date-down endorsement to each of the title insurance policies insuring the Mortgages which shall be acceptable in form and substance to the Administrative Agent, as soon as practicable. The Borrower agrees that its failure to comply with the requirements of this Section will constitute an Event of Default under Section 9.1(b) of the Credit Agreement.
Section 2. Conditions Precedent.
     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
     2.1. The Borrower, the Guarantors, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.
     2.2. Each of the representations and warranties set forth in Section 6 of the Credit Agreement shall be true and correct in all material respects, except that the representations and warranties made (a) with respect to the Credit Agreement, shall be deemed to refer to the Credit Agreement as amended by this Amendment and (b) under Section 6.5 of the Credit Agreement, shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders.

     2.3. Upon giving effect to this Amendment, (a) the Borrower shall be in full compliance with all of the terms and conditions of the Loan Documents and (b) no Default or Event of Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.
     2.4. The Administrative Agent shall have received from the Borrower all fees that the Borrower has agreed to pay to the Administrative Agent for its own account and for the account of the Lenders, including Bank of Montreal.
     2.5. The Borrower shall have paid, or reimbursed the Administrative Agent, for all legal fees and expenses incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby for which an invoice has been submitted.
     2.6. The Administrative Agent shall have received a copy of the Borrower’s 2006 Long-Term Incentive Plan, and all amendments thereto, certified as true, correct and complete by the Borrower’s secretary or assistant secretary.
Section 3. Representations.
     In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, and after giving effect to the amendments called for hereby, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that for purposes of this paragraph the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and after giving effect to this Amendment (a) the Borrower is in compliance with all of the terms and conditions of the Loan Documents and (b) no Default or Event of Default exists under the Credit Agreement or shall result after giving effect to this Amendment.
Section 4. Miscellaneous.
     4.1. The Borrower and the Guarantors heretofore executed and delivered to the Administrative Agent and the Lenders the Collateral Documents to which it is a party. Each of the Borrower and the Guarantors hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents to which it is a party continue to secure, among other things, the indebtedness, obligations and liabilities described therein; and the Collateral Documents to which it is a party and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Borrower and the Guarantors thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents to which it is a party as to the indebtedness, obligations and liabilities which would be secured thereby prior to giving effect to this Amendment.
     4.2. Except as specifically amended herein or waived hereby, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the other Loan Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
     4.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.
     4.4. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the credit facilities and the preparation, execution and delivery of this Amendment, and the documents and transactions contemplated hereby, including the reasonable fees and expenses of counsel for the Administrative Agent with respect to the foregoing.
[Remainder of Page Intentionally Left Blank]

This Third Amendment to Second Amended and Restated Credit Agreement is entered into as of the date and year first above written.

“Borrower” Penford Corporation
By
Name
Title

“Guarantors” Penford Products Co.
By
Name
Title

Penford Corporation
Signature Page to Third Amendment
to Second Amended and Restated Credit Agreement

Accepted and agreed to as of the date and year last above written.

“Lenders” Bank of Montreal, in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent
By
Name
Title

U.S. Bank National Association
By
Name
Title

Bank of America National Association, as Successor By Merger to LaSalle Bank National Association
By
Name
Title

Penford Corporation
Signature Page to Third Amendment
to Second Amended and Restated Credit Agreement

Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch
By
Name
Title

By
Name
Title

Australia and New Zealand Banking Group Limited
By
Name
Title

Penford Corporation
Signature Page to Third Amendment
to Second Amended and Restated Credit Agreement

Schedule I
to Compliance Certificate
Penford Corporation
Compliance Calculations
for Second Amended and Restated Credit Agreement
dated as of October 5, 2006, as amended
Calculations as of                                         ,

A.	Fixed Charge Coverage Ratio (Section 8.22(b))

	1.	Net Income for past ___ quarters	$

	2.	Interest Expense for past ___ quarters	$

	3.	Income taxes for past ___ quarters	$

	4.	Depreciation and Amortization Expense for past quarters	$

	5.	Non-cash Loss (Gain) realized on sale/disposition of assets for past ___ quarters [Loss shall be identified by a positive number; Gains shall be identified by a negative number]	$

	6.	Non-cash stock compensation charges for past ___ quarters	$

	7.	Severance charges for past ___ quarters	$

	8.	Non-cash interest rate hedge charges for past ___ quarters	$

	9.	Non-cash interest rate hedge gains for past ___ quarters	$

	10.	Sum of Lines A1, A2, A3, A4, A5, A6, A7 and A8 minus Line A9	$

	11.	Flood-related insurance proceeds received (applies only after November 30, 2008) for past ___ quarters	$

	12.	Line A10 minus A11 (“EBITDA”)	$

	13.	Principal payments made in cash	$

	14.	Interest Expense paid in cash	$

	15.	Restricted Payments made in cash	$

	16.	Income taxes paid in cash	$

	17.	Income tax refunds received in cash	$

	18.	Sum of Lines A13, A14, A15 and A16 minus Line A17	$

	19.	Ratio of Line A12 to Line A18	:1.0

	20.	Line A19 ratio must not be less than	:1.0

	21.	The Borrower is in compliance (circle yes or no)	yes/no

C.	Tangible Net Worth (Section 8.22(c))

	1.	Net Worth	$

	2.	Intangible Assets	$

	3.	Write-up of assets	$

	4.	Adjustment for sale of Penford Holdings	$

	5.	Line C1 minus the sum of Lines C2, C3 and C4	$

	6.	Line C5 must not be less than	$

	7.	The Borrower is in compliance (circle yes or no)	yes/no

D.	Capital Expenditures (Section 8.22(d))

	1.	Year-to-date Capital Expenditures of the Borrower and its Domestic Subsidiaries (net of permitted exclusions)	$

	2.	Maximum permitted amount	$6,500,000

	3.	The Borrower is in compliance (circle yes or no)	yes/no

	4.	Year-to-date Capital Expenditures of Penford Holdings and its Subsidiaries	$

	5.	Maximum permitted amount	$1,500,000

	6.	The Borrower is in compliance (circle yes or no)	yes/no

E.	Minimum EBITDA(Section 8.22(e))

	1.	EBITDA for _-month period ended	$

	2.	Minimum required amount	$

	3.	The Borrower is in compliance (circle yes or no)	yes/no

F.	Pricing Grid

	1.	Total Funded Debt Ratio	to 1

	2.	Pricing Level